SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 29, 2006

THOMAS PROPERTIES GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50854	20-0852352
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

515 South Flower Street, Sixth Floor Los Angeles, California	90071
(Address of principal executive offices)	(zip code)

(Registrant’s telephone number, including area code)

213-613-1900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Completion of Disposition of Asset

On September 29, 2006, TPG-El Segundo Partners, LLC, a wholly owned subsidiary of Thomas Properties Group, L.P., a subsidiary of Thomas Properties Group, Inc. (the “Company”), sold a 14.1 acre parcel of its Campus El Segundo development property to Headlands Realty Corporation (the “Buyer”).

The total Campus El Segundo development project is comprised of 46.5 acres and, as currently planned, will consist of up to 2.175 million square feet of mixed-use development. The 14.1 acre parcel, which may include up to approximately 250,000 square feet of development, was sold for $24.9 million. In addition, on September 19, 2006, TPG-El Segundo Partners, LLC sold a 5.4 acre parcel for $4.9 million, and also deeded a 1.0 acre parcel of the Campus El Segundo property to the City of El Segundo. The remaining 26.1 acre parcel will consist of up to 1.9 million square feet of development.

TPG-El Segundo Partners, LLC and the Buyer are each obligated to fund certain infrastructure improvements with respect to the development of the sold parcel. TPG-El Segundo Partners, LLC is obligated for approximately $3.0 million of these improvements.

The proceeds to the Company after transaction costs will be used to fund TPG-El Segundo Partners, LLC’s share of the infrastructure improvements with respect to the sold parcel, and for the repayment of $2.2 million of the aggregate $19.5 million mortgage loan outstanding for Campus El Segundo. The remaining proceeds to the Company from the sale of the land will be used for infrastructure improvements for the remaining 26.1 acre parcel of Campus El Segundo, property acquisitions, additional development and redevelopment activity, and for general corporate purposes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THOMAS PROPERTIES GROUP, INC.

/s/ Diana M. Laing
Diana M. Laing
Chief Financial Officer

October 4, 2006